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                                                               Exhibit 10.42

                               INDEMNITY AGREEMENT

THIS AGREEMENT is dated the 12th day of September, 2002.

BETWEEN:

                  CYBERNET INTERNET SERVICES INTERNATIONAL, INC., a company duly organized under the laws of Delaware, having an office at Suite 1620, 400 Burrard Street, Vancouver, Canada

                  ("Cybernet")

AND:

                  MFC BANCORP LTD., a company duly organized under the laws of the Yukon Territory, Canada, having its registered office at Suite 300, 204 Black Street, Whitehorse, Yukon Territory, Canada

                  ("MFC")

WHEREAS:

A. Cybernet and Tiscali Osterreich GmbH ("Tiscali"), a limited liability company duly incorporated under the laws of Austria, entered into a share purchase agreement (the "Purchase Agreement") dated for reference July 31, 2002 wherein all of the shares of VIANET Telekommunikations AG, a stock corporation registered at the Commercial Court Vienna under FN 118870 i, owned by Cybernet were sold, assigned and transferred to Tiscali;

B. Pursuant to the Purchase Agreement, it was a condition that MFC execute and deliver the Purchase Agreement, as guarantor, and in connection therewith execute and deliver in favour of Tiscali an unlimited guarantee (the "Guarantee"); and

C. In consideration of the substantial benefit Cybernet derived from the completion of the Purchase Agreement and other consideration herein described, Cybernet has agreed to indemnify MFC in respect of the Guarantee pursuant to the terms herein set forth; it being acknowledged by Cybernet that MFC would not have executed and delivered the Purchase Agreement and Guarantee without such agreement by Cybernet.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises, mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge, declare, covenant and agree as follows:

1.   INDEMNITY

(a) Cybernet covenants and agrees to indemnify and hold harmless MFC and shall compensate and reimburse MFC (the "Indemnity")for any loss, liability, claim, demand,
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     settlement, judgment, award, fine, penalty, tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charges, expenses, costs (including any cost of investigation and court cost (or expense) that are suffered or incurred by MFC or to which MFC may otherwise become subject at any time prior to the expiry of this Agreement and that arise from or as a result of, or are connected with (a) any breach of any of the representations or warranties made by Cybernet under the Purchase Agreement; (b) any breach of any covenant or obligation of Cybernet under the Purchase Agreement; and (c) the Guarantee, provided however that Cybernet's obligation to indemnify MFC hereunder shall be limited to a maximum of E2,000,000 in the aggregate.

(b) Notwithstanding the foregoing, if a claim with respect to any representation, warranty, covenant or obligation has been made by Tiscali to Cybernet (for which MFC may be liable) or MFC during the Term (as hereinafter defined), then Cybernet's obligation and covenant to indemnify MFC hereunder shall survive in full force and effect, notwithstanding the expiry of the Term until a final and binding resolution of such claim has been determined, either by means of a written settlement agreement executed on behalf of Cybernet and MFC or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(c) In the event that any claim or proceeding is asserted by Tiscali against Cybernet with respect to which MFC may have an obligation to indemnify under the Guarantee or Purchase Agreement, Cybernet shall provide written notice of such claims or proceedings to MFC within three business days of Cybernet's receipt thereof, and MFC shall have the right, at its election, to assume the defense of such claim or proceeding at the sole expense of Cybernet. If MFC assumes the defense of any such claim or proceeding, Cybernet shall make available to MFC any and all documents and materials in the possession of Cybernet that may be necessary to the defense of such claim or proceeding and fully co-operate with MFC in the defense of such claim or proceeding.

(d) The Indemnity granted by Cybernet under this Agreement shall not be subject to a decision by any court or other judicial body. Cybernet shall fulfill all and any of its Indemnity obligations on first request by MFC.

(e) The Indemnity granted by Cybernet shall constitute an obligation separate and independent from the other obligations contained in this Agreement or otherwise at law, shall give rise to a separate and independent cause of action, and shall continue in full force and effect notwithstanding any judgement or order for a liquidated sum, in respect of an amount due under this Agreement or under any judgement or order.

2.   TERM

This Agreement shall terminate on the earlier of: (a) July 31, 2007, or (b) the date MFC is released from its liabilities and obligations under the Purchase Agreement and the Guarantee (the "Term").
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3.   GUARANTEE FEE

As compensation for MFC guaranteeing the indemnification obligations of Cybernet under the Purchase Agreement and executing and delivery the Guarantee, Cybernet hereby agrees and covenants to pay MFC the sum of E25,000 per annum payable in advance within five days of the date hereof and each anniversary date hereof thereafter until the earlier of the expiry of the Term or the termination of this Agreement.

4.   SECURITY

(a) As general and continuing security for the performance of its obligations and the prompt payment when due hereunder, and all other moneys for the time being and from time to time owing by Cybernet to MFC hereunder, including default interest, Cybernet shall execute or cause to be executed and deliver to MFC the following:

     (i) a cash security deposit of E900,000 (the "Cash Deposit") by way of bank draft, certified cheque or electronic wire transfer on the date hereof;

     (ii) a general security agreement between Cybernet and MFC, pursuant to which Cybernet grants a security interest to and in favour of MFC and shall create a second priority charge over all of Cybernet's present and after acquired personal property, which agreement shall be in form and substance satisfactory to MFC; and

    (iii) such other agreements, instruments or agreements reasonably requested by MFC to create and perfect a second charge against the assets of Cybernet and its subsidiaries.

          (collectively, the "Security")

(b) The Security granted hereunder is in addition to and not in substitution for any other security interest now or hereafter held by MFC from Cybernet or from any other person whomsoever and secures and is and shall at all times be general and continuing security for the payment, performance and satisfaction of any and all indebtedness and liability of Cybernet to MFC (including default interest thereon) present or future, direct or indirect, absolute or contingent wheresoever and howsoever incurred and, without limiting the generality of the foregoing, for the performance and satisfaction of all obligations of Cybernet to MFC under this Agreement (all of which indebtedness, liability and obligations are hereinafter collectively called the "Indebtedness"). If the Security is not sufficient to satisfy all Indebtedness of Cybernet, Cybernet acknowledges and agrees that Cybernet shall continue to be liable for any Indebtedness remaining outstanding and MFC shall be entitled to pursue full payment thereof.

(c) Cybernet agrees that MFC may in its sole discretion apply the Cash Deposit, together with the interest accrued thereunder, against any amounts that may be due or owing in respect of claims asserted by Tiscali against MFC pursuant to the Guarantee or Purchase Agreement.
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(d)  In the event that all or a portion of the Cash Deposit is used by MFC to satisfy any liabilities or obligations it had under the Guarantee or Purchase Agreement, Cybernet shall deliver to MFC within three business days of notice thereof, such additional cash deposits as necessary to maintain a cash security deposit of E900,000 with MFC.

(e) The Cash Deposit shall be deposited by MFC in a separate interest bearing bank account segregated from MFC's own general bank accounts with interest accruing thereon for the benefit of Cybernet.

5.   RETURN OF SECURITY

Upon payment of all amounts payable when due hereunder and following the expiry of the Term, MFC shall forthwith upon receipt of written notice requiring return of the Security surrender its interest in and deliver the Security to Cybernet. MFC shall, at the expense of Cybernet, execute and deliver such discharges, releases and other documents as may reasonably be required to release and discharge the Security.

6.   REPRESENTATION AND WARRANTY

Cybernet represents and warrants to MFC with the intention that MFC may rely upon the same, that the following statements are correct and complete as of the date of this Agreement:

(a) Cybernet is a corporation, duly organized, validly existing and in good standing under the State of Delaware.

(b) Cybernet has full power and authority (including full corporate powers and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, acknowledgement, and delivery of this Agreement by Cybernet and the performance by Cybernet of the obligations contemplated by this Agreement have been duly and validly authorized by all necessary corporate action.

(c) This Agreement is, and the agreements to be executed and delivered pursuant to the terms hereof, will be legal, valid and binding obligations of Cybernet, enforceable against Cybernet in accordance with their respective terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally.

7.   NON-RELEASE FOR BANKRUPTCY

Without limiting the generality of the foregoing, the liability of Cybernet under this Agreement should not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Cybernet in any receivership, bankruptcy, winding-up or the rejection or disclaimer of the Purchase Agreement in any proceeding period.

8.   MISCELLANEOUS

(a) This Agreement enures to the benefit of and is binding on the respective successors and permitted assigns of the parties.
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(b)  This Agreement shall be governed by, and construed in accordance with, the laws of British Columbia and shall be treated in all respects as a British Columbia contract without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

(c) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of British Columbia in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) This Agreement may be modified or amended only by written instrument executed by a duly authorized representative of Cybernet and MFC. The waiver of any default or breach hereunder by either Cybernet or MFC shall not operate as a waiver in respect of any other or subsequent default or breach.

(e) The parties hereto agree that they shall take, from time to time, such actions and execute all such additional instruments and documents as may be necessary or convenient to implement and carry out the full intent and purpose of this Agreement.

(f) This Agreement contains the complete and exclusive statement of the agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, proposals, negotiations, representations, or warranties of any kinds, whether oral or written.

(g) This Agreement may be executed in counterparts and by facsimile and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

CYBERNET INTERNET SERVICES
INTERNATIONAL, INC.

By: ________________________________

Name: ______________________________

Title: _____________________________


MFC BANCORP LTD.

By: ________________________________

Name: ______________________________

Title: _____________________________